Silver Dragon Board Rejects Shengda Industrial Offer to Acquire Guangda Mining a Wholly Owned Subsidiary of Joint Venture Sino-Top and Makes Counter Offer

TORONTO, ON / ACCESSWIRE / February 4, 2016 / Silver Dragon Resources Inc. (SDRG) (the "Company") reports that the Board of Directors (the “Board”) has rejected an offer (the “Offer”) from Shengda Industrial Group Ltd. (“Shengda”) to receive an all cash consideration in five installments over the course of several years with the last payment being made in 2019 for the Company’s 20% equity interest in Inner Mongolia Guangda Mining Ltd. (“Guangda’), a wholly owned subsidiary of its Foreign Cooperative Joint Venture in China, Sanhe Sino-Top Resources & Technologies, Ltd. ("Sino-Top"), for RMB161,922,820 (approximately USD$25 Million). See press release dated January 13, 2016.

The offer did not include the Company’s equity interest in the remaining four properties, Zhuanxinhu, Shididonggou, Aobaotugounao and Yuanlinzibeishan held by Sino-Top as did the Memorandum of Understanding signed with Shengda Mining Co., Ltd. (SZSE:000603) (“Shengda Mining”). See press release dated November 3, 2015.

The Company retained Watts, Griffis and McOuat Limited, a Toronto-based consulting firm, to provide an independent review of the valuation of the Dadi and Laopandao projects held by Guangda using the same data and using the same Chinese valuation guidelines to provide a third party fairness opinion to the Board of Directors (the “Board”) with a basis for comparison to assess the valuation and the offer received from Shengda. The initial report suggests that the valuation may be fair however the terms and conditions may not be.

The Company's Board has reviewed the valuations, terms and conditions of the Shengda offer and the fact that the Company lost 20% Equity interest in Sino-Top in 2014 for not meeting its contribution obligation to the joint venture, however subsequently Shengda did not make its contribution to Sino-Top as per the agreement and therefore as a result the Board has concluded by resolution to make a counter offer to both Shengda and Shengda Mining, which counter offer includes the following terms and conditions:

•	Consideration of RMB265,000,000 (approximately USD$40 Million) for the Company’s 20% interest in Sino-Top which includes all Six (6) properties.
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Paid in two installments, 50% on closing and 50% on approval by all appropriate regulatory authority including the China Securities Regulatory Commission and Ministry of Commerce no later than December 31, 2016.

If the Company’s counter offer is accepted by Shengda or Shengda Mining the Board by resolution shall seek approval of the matter at a Special Meeting of Stockholders to be scheduled at that time. Consummation of the sale of the Company's 20% interest in Sino-Top which is all of its interest in Sino-Top is subject to determination of the final sales price of Sino-Top, execution of final transaction documents, obtaining any required approvals including the approval of the Company's shareholders and the approval of appropriate regulatory authority including the China Securities Regulatory Commission.

About Silver Dragon

Silver Dragon Resources Inc. is a mining and metal company focused on the acquisition, exploration, development and operation of gold and silver mines in proven mining districts globally. Silver Dragon's objective is to acquire mining assets that contain promising exploration targets, have highly leveraged, out-of-the-money deposits, and/or are producing properties with significant untapped exploration potential. It is management's objective to grow Silver Dragon into a significant precious metal producer. For more information, please visit the Company's website at: www.silverdragonresources.com (available in Chinese).

Safe Harbor Statement

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company's objectives. Forward looking statements are statements that are not historical facts and are generally, but not always, identified by the words "expects," "plans," "anticipates," "believes," "intends," "estimates," "projects," "aims," "potential," "goal," "objective," "prospective," and similar expressions, or that events or conditions "will," "would," "may," "can," "could" or "should" occur. The Company cautions investors that any forward-looking statements by the Company are not guarantees of future results or performance, and that actual results may differ materially from those in forward looking statements as a result of various factors, including, but not limited to, lack of sufficient financial resources; variations in market conditions, including prices of metals, currency and our stock; the nature, quality and quantity of any mineral deposits that may be located; the Company's ability to obtain any necessary permits, consents or authorizations required for its activities; the Company's ability to successfully complete hedging establishment and off-take negotiations; risks of operating in China; the Company's ability to produce minerals from its properties successfully or profitably, to continue its projected growth, or to be fully able to implement its business strategies and other risk factors described in the Company's filings with the U.S. Securities and Exchange Commission, which may be viewed at www.sec.gov.

Contact
Silver Dragon Resources Inc.
Marc Hazout, President
(416) 223-8500 or Toll Free: 1-866-512- SDRG (7374)
Email: info@silverdragonresources.com

SOURCE: Silver Dragon Resources Inc.